EXHIBIT 5.1

OPINION OF JAMES C. LOCKWOOD

February 19, 2003

Keystone Automotive Industries, Inc.

700 East Bonita Avenue

Pomona, California 91767

Re:	Registration Statement on Form S-8 for Keystone Automotive Industries, Inc.
75,000	shares of Common Stock, no par value

I am the Vice President—General Counsel of Keystone Automotive Industries, Inc., a California corporation (the “Company”), and am rendering this opinion in connection with the registration of 75,000 shares of common stock, no par value (the “Shares”) (together with the preferred share purchase rights issued pursuant to the Company’s Rights Plan with respect to each such share) of the Company, under the Securities Act of 1933, as amended, on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on February 19, 2003 (the “Registration Statement”).

I am familiar with the proceedings taken and to be taken by the Company pursuant to each of the Non-Qualified Stock Option Agreements the Company has entered into with Messrs. McQuay, Ronco, Seebart and Thompson listed as exhibits to the Registration Statement (collectively, the “Plans”) in connection with the authorization, issuance and sale of the Shares, which are to be offered and sold by the Company pursuant to the Plans, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed in the Plans. In addition, I have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records and instruments, as I have deemed necessary or appropriate for purposes of this opinion.

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies.

I am opining herein as to the effect on the subject transaction only of the internal laws of the State of California, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing, it is my opinion that the issuance of the Shares has been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery

February 19, 2003

and payment therefor in the manner contemplated by the applicable Plan, will be validly issued, fully paid and nonassessable.

I consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ JAMES C. LOCKWOOD
James C. Lockwood Vice President—General Counsel Keystone Automotive Industries, Inc.